Exhibit 10.51

LIMITED CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

This Limited Consent and Amendment No. 7 to Credit Agreement, dated as of March 30, 2007 (this “Amendment”), is entered into by and among Vertis, Inc. (“Borrower”), as Borrower, the other Credit Parties signatory hereto, General Electric Capital Corporation, as a Lender and as Agent for Lenders (“Agent”), the other Lenders, and Crystal Capital Fund, L.P, as a Joint-Lead Arranger.

RECITALS

A.    Borrower, the other Credit Parties, Agent and Lenders are parties to that certain Credit Agreement, dated as of December 22, 2004, including all annexes, exhibits and schedules thereto (as amended by: (i) that certain Limited Consent and Amendment No. 1 to Credit Agreement, dated as of October 3, 2005; (ii) that certain Amendment No. 2 to Credit Agreement, dated as of November 22, 2005; (iii) that certain Limited Consent and Amendment No. 3 to Credit Agreement, dated as of December 12, 2005; (iv) that certain Amendment No. 4 to Credit Agreement, dated as of May 30, 2006; (v) that certain Limited Consent and Amendment No. 5 to Credit Agreement, dated as of September 5, 2006; and (vi) that certain Limited Consent and Amendment No. 6 to Credit Agreement, dated as of November 27, 2006; and as from time to time further amended, restated, supplemented or otherwise modified, the “Credit Agreement”).

B.    Borrower and the other Credit Parties have requested that Agent and Lenders consent to certain transactions as described below in this Amendment and Agent and Lenders are willing to do so as and to the extent, and solely as and to the extent, and subject to the terms and conditions set forth in this Amendment.

C.    Borrower and the other Credit Parties have requested that Agent and Lenders agree to amend the Credit Agreement as and to the extent set forth in this Amendment and Agent and Lenders are willing to do so as and to the extent, and solely as and to the extent, and subject to the terms and conditions set forth in this Amendment.

D.    This Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and of the Loans and other extensions of credit heretofore, now or hereafter made to, or for the benefit of, Borrower by Lenders, Borrower, the other Credit Parties, Agent and Lenders hereby agree as follows:

1.                                       Definitions.  Except to the extent otherwise specified herein, capitalized terms used in this Amendment shall have the same meanings ascribed to them in the Credit Agreement and Annex A thereto.

2.                                       Amendments.

2.1.                              Section 1 (AMOUNTS AND TERMS OF LOANS) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 1:

“

SECTION 1.

AMOUNTS AND TERMS OF LOANS

1.1                                 Loans.  Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower and the other Credit Parties contained herein:

(a)                                  Domestic Revolving Loans.

(i)            Each Revolving Lender agrees, severally and not jointly, to make available to Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances (each a “Revolving Credit Advance”) requested by the Borrower hereunder.  The Pro Rata Share of the Revolving Loan of any Revolving Lender (including, without duplication, Swing Line Loan) shall not at any time exceed its separate Revolving Loan Commitment.  Revolving Credit Advances may be repaid and reborrowed; provided, that the amount of any Revolving Credit Advance to be made at any time shall not exceed Borrowing Availability.  Borrowing Availability may be further reduced by Reserves imposed by Agent in its reasonable credit judgment based on a change in circumstances; provided, that, as long as Holdings, Borrower and their Subsidiaries on a consolidated basis shall have, as of the end of the immediately preceding calendar quarter, EBITDA, adjusted to reflect restructuring charges, non-recurring charges and including other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F, for the twelve (12) month period then ended of greater than $180,000,000, Agent’s right to impose any Reserves not previously imposed or to alter the manner in which previously imposed Reserves are determined shall require prior written consent of the Borrower.  The Revolving Loan, including, without limitation, the Alternative Currency Revolving Credit Subfacility, shall be repaid in full on the Commitment Termination Date.  Borrower shall execute and deliver to each Revolving Lender a note to evidence the total Revolving Loan Commitment of that Revolving Lender.  Each note shall be in the maximum principal amount of the Revolving Loan Commitment of the applicable Revolving Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(a)(i) (as amended, modified, extended, substituted or replaced from time to time, each a “Revolving Note” and, collectively, the “Revolving Notes”).  Other than pursuant to Section 1.1(a)(ii), if the aggregate outstanding Revolving Loan (including, without limitation, the amount outstanding under the Alternative Currency Revolving Credit Subfacility) exceeds the Borrowing Base as set forth in the most recently delivered Borrowing

Base Certificate or the total aggregate Revolving Loan Commitment of all Lenders (any such excess amount of Revolving Loan is herein referred to as an “Overadvance”), Lenders shall not be obligated to make Revolving Credit Advances, no additional Letters of Credit shall be issued and, except as provided in Section 1.1(a)(ii) below, the Revolving Loan must be repaid immediately and/or Letters of Credit cash collateralized in an amount sufficient to eliminate any Overadvance.  For the avoidance of doubt, at no time shall the Revolving Loan balance exceed the Maximum Amount and, if at any time the Revolving Loan balance shall exceed the Maximum Amount, Borrower shall immediately repay the Revolving Loan in an amount sufficient to eliminate any such excess.  All Overadvances shall constitute Index Rate Loans and shall bear interest payable upon demand at the Default Rate.  For funding requests for Revolving Credit Advances to be funded as Index Rate Loans of less than $5,000,000, written notice must be provided by 1:00 p.m. (New York time) on the Business Day on which the Revolving Credit Advance is to be made.  For funding requests of Revolving Credit Advances to be funded as Index Rate Loans of $5,000,000 or greater, written notice must be provided by 1:00 p.m. (New York time) on the Business Day immediately preceding the day on which the Revolving Credit Advance is to be made.  All Revolving Credit Advances to be funded as LIBOR Loans require three (3) Business Days prior written notice. Written notices for funding requests shall be in the form attached as Exhibit 1.1(a)(ii) (“Notice of Revolving Credit Advance”).  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount.

(ii)           If Borrower requests that Revolving Lenders make, or permit to remain outstanding an Overadvance, Agent may, in its sole discretion, elect to make, or permit to remain outstanding such Overadvance; provided, however, that Agent may not cause Revolving Lenders to make, or permit to remain outstanding, (a) a Revolving Loan balance in excess of the Maximum Amount or (b) an Overadvance in an aggregate amount in excess of $10,000,000.  If an Overadvance is made, or permitted to remain outstanding, pursuant to the preceding sentence, then all Revolving Lenders shall be bound to make, or permit to remain outstanding, such Overadvance based upon their Pro Rata Shares of the Revolving Loan Commitment in accordance with the terms of this Agreement.

(b)                                 Domestic Swing Line Facility.

(i)            Subject to the terms and conditions hereof, the Swing Line Lender hereby agrees to make available at any time and from time to time until the Commitment Termination Date advances (each, a “Swing Line Advance”).  The provisions of this Section 1.1(b) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(a).  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of

Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Swing Line Commitment and (B) Borrowing Availability (“Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(b).  Whenever Borrower desires that the Swing Line Lender make a Swing Line Advance hereunder, Borrower shall give the Swing Line Lender, not later than 3:30 P.M. (New York time), on the date that a Swing Line Advance is to be made, written notice or telephonic notice promptly confirmed in writing of each Swing Line Advance to be made hereunder.  Each such notice shall be irrevocable and specify (A) the date of borrowing (which shall be a Business Day), and  (B) the aggregate principal amount of the Swing Line Advance to be made pursuant to such borrowing.  Unless the Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make a Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Swing Line Advance, and to have each Revolving Lender make Revolving Credit Advances in accordance with Section 1.1(b)(iii) or purchase participating interests in accordance with Section 1.1(b)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of the Swing Line Loan upon demand therefor by Agent. The entire unpaid balance of the Swing Line Loan and all other noncontingent Obligations (other than as set forth in Section 1.5) shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)           Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the Swing Line Commitment. Such note shall be in the principal amount of the Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(b) (as amended, modified, extended, substituted or replaced from time to time, the “Swing Line Note”). The Swing Line Note shall represent the obligation of Borrower to pay the amount of the Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)          The Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once weekly, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf) request each Revolving Lender to make a Revolving Credit Advance to Borrower (which shall be an Index Rate Loan) in an amount equal to that Revolving Lender’s Pro Rata Share of the principal amount of the Swing Line Loan (the “Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 7.1(f) and 7.1(g) has occurred (in which event the procedures of Section 1.1(b)(iv) shall apply) and regardless of whether the conditions precedent set forth in this

Agreement to the making of a Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a Revolving Credit Advance on behalf of the Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the Refunded Swing Line Loan.

(iv)          If, prior to refunding a Swing Line Loan with a Revolving Credit Advance pursuant to Section 1.1(b)(iii), one of the events described in Sections 7.1(f) or 7.1(g) has occurred, then, subject to the provisions of Section 1.1(b)(v) below, each Revolving Lender shall, on the date such Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Swing Line Lender an undivided participation interest in the Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to the Revolving Loan) of such Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Revolving Lender’s obligation to make Revolving Credit Advances in accordance with Section 1.1(b)(iii) and to purchase participation interests in accordance with Section 1.1(b)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(b)(iii) or 1.1(b)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Swing Line Lender, as applicable, the Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(c)           Letters of Credit.  The Revolving Loan Commitment may, in addition to advances under the Revolving Loan and the Alternative Currency Revolving Credit Subfacility, be utilized (subject to the limitations imposed by Section 1.1(a)), upon the request of the Borrower to Agent, for the issuance of Letters of Credit, which shall be issued in Dollars or, to the extent available, Pounds Sterling, on behalf of Borrower.  Immediately upon the issuance by an L/C Issuer of a Letter of Credit, and without further action on the part of Agent or any of the Lenders, each Revolving Lender shall be deemed to have purchased from such L/C Issuer a participation in such Letter of Credit (or in its obligation under a risk participation agreement with respect thereto) equal to such Revolving Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.

(i)            Maximum Amount.  The aggregate amount of Letter of Credit Obligations with respect to all Letters of Credit outstanding or unreimbursed at any time shall not exceed $45,000,000, or the Dollar Equivalent thereof (“L/C Sublimit”).

(ii)           Reimbursement.  Borrower shall be irrevocably and unconditionally obligated forthwith without presentment, demand, protest or other formalities of any kind (including for purposes of Section 10), to reimburse any L/C Issuer on demand in immediately available funds for any amounts paid by such L/C Issuer with respect to a Letter of Credit, including all reimbursement payments, Fees, Charges, costs and expenses paid by such L/C Issuer.  Borrower hereby authorizes and directs Agent, at Agent’s option, to debit Borrower’s accounts (by increasing the outstanding principal balance of the Revolving Credit Advances, Alternative Currency Revolving Credit Advances, Swing Line Advances or Alternative Currency Swing Line Advances made to Borrower, as applicable) in the amount of any payment made by an L/C Issuer with respect to any Letter of Credit.  All amounts paid by an L/C Issuer with respect to any Letter of Credit that are not immediately repaid by Borrower with the proceeds of a Revolving Credit Advance, Alternative Currency Revolving Credit Advance, Swing Line Advance, Alternative Currency Swing Line Advance or otherwise shall bear interest payable on demand at the interest rate applicable to Revolving Credit Advances that are Index Rate Loans plus, at the election of Agent or Requisite Lenders, an additional two percent (2.00%) per annum.  Each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan made pursuant to this Section 1.1(c)(ii).  In the event Agent elects not to debit Borrower’s account and Borrower fails to reimburse the L/C Issuer in full on the date of any payment in respect of a Letter of Credit, Agent shall promptly notify each Revolving Lender of the amount of such unreimbursed payment and the accrued interest thereon and each Revolving Lender, on the next Business Day prior to 3:00 p.m. (New York time), shall deliver to Agent an amount equal to its Pro Rata Share thereof in same day funds.  Each Revolving Lender hereby absolutely and unconditionally agrees to pay to the L/C Issuer upon demand by the L/C Issuer such Revolving Lender’s Pro Rata Share of each payment made by the L/C Issuer in respect of a Letter of Credit and not immediately reimbursed by Borrower or satisfied through a debit of Borrower’s account.  Each Revolving Lender acknowledges and agrees that its obligations pursuant to this subsection in respect of Letters of Credit are absolute and unconditional and shall not be affected by any circumstance whatsoever, including setoff, counterclaim, the occurrence and continuance of a Default or an Event of Default or any failure by Borrower to satisfy any of the conditions set forth in Section 2.2.  If any Revolving Lender fails to make available to the L/C Issuer the amount of such

Revolving Lender’s Pro Rata Share of any payments made by the L/C Issuer in respect of a Letter of Credit as provided in this Section 1.1(c)(ii), the L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest at the Index Rate or at the Alternative Currency Index Rate, as applicable.

(iii)          Request for Letters of Credit.  Borrower shall give Agent at least three (3) Business Days prior written notice specifying the date a Letter of Credit is requested to be issued, the amount and the name and address of the beneficiary and a description of the transactions proposed to be supported thereby, the Applicable Currency, and the expiry date (or extended expiry date) of the Letter of Credit.  Each request by Borrower for the issuance of a Letter of Credit shall be in the form of Exhibit 1.1(c).  If Agent informs Borrower that the L/C Issuer cannot issue the requested Letter of Credit directly, Borrower may request that L/C Issuer arrange for the issuance of the requested Letter of Credit under a risk participation agreement with another financial institution reasonably acceptable to Agent, L/C Issuer and Borrower.  The issuance of any Letter of Credit under this Agreement shall be subject to satisfaction of the conditions set forth in Section 2.2 and the conditions that the Letter of Credit (i) supports a transaction benefiting the Credit Parties (other than Holdings) or their wholly-owned Subsidiaries and (ii) is in a form, is for an amount and contains such terms and conditions as are reasonably satisfactory to the L/C Issuer and, in the case of standby letters of credit, Agent.  The initial notice requesting the issuance of a Letter of Credit shall be accompanied by the form of the Letter of Credit and the Master Standby Agreement or Master Documentary Agreement, as applicable, and an application for a letter of credit, if any, then required by the L/C Issuer completed in a manner reasonably satisfactory to such L/C Issuer.  If any provision of any application or reimbursement agreement is inconsistent with the terms of this Agreement, then the provisions of this Agreement, to the extent of such inconsistency, shall control.

(iv)          Expiration Dates of Letters of Credit.  The expiration date of each Letter of Credit shall be on a date that is not later than the earlier of (a) twelve months from its date of issuance or (b) the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date. Notwithstanding the foregoing, a Letter of Credit may provide for automatic extensions of its expiration date for one (1) or more successive periods of up to twelve (12) months for each period; provided that the L/C Issuer has the right to terminate such Letter of Credit on each such expiration date and no renewal term may extend the term of the Letter of Credit to a date that is later than the thirtieth (30th) day prior to the date set forth in clause (a) of the definition of the term Commitment Termination Date.  Upon direction by Agent or Requisite Lenders, the L/C Issuer shall not renew any such Letter of Credit at any time during the continuance of an Event of Default; provided that, in the case of a direction by Agent or Requisite Lenders, the L/C Issuer receives such directions prior to the date notice of non-renewal is required to be given by the L/C Issuer and the L/C Issuer has had a reasonable period of time to act on such notice.

(v)           Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer, Agent and Lenders for payments made in respect of Letters of Credit issued by the L/C Issuer shall be unconditional and irrevocable and shall be paid under all circumstances strictly in accordance with the terms of this Agreement, including the following circumstances: (a) any lack of validity or enforceability of any Letter of Credit; (b) any amendment or waiver of or any consent or departure from all or any of the provisions of any Letter of Credit or any Loan Document; (c) the existence of any claim, set-off, defense or other right which Borrower, any of its Subsidiaries or Affiliates or any other Person may at any time have against any beneficiary of any Letter of Credit, Agent, any L/C Issuer, any Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreements or transactions; (d) any draft or other document presented under any  Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (e) payment under any Letter of Credit against presentation of a draft or other document that does not substantially comply with the terms of such Letter of Credit; or (f) any other act or omission to act or delay of any kind of any L/C Issuer, Agent, any Lender or any other Person or any other event or circumstance whatsoever that might, but for the provisions of this Section 1.1(c)(v), constitute a legal or equitable discharge of Borrower’s obligations hereunder.  Without limiting the generality of the foregoing, it is expressly understood and agreed by Borrower that the absolute and unconditional obligation of Borrower to Agent and Lenders hereunder to reimburse payments made under a Letter of Credit will not be excused by the gross negligence or willful misconduct of the L/C Issuer.  However, the foregoing shall not be construed to excuse an L/C Issuer from claims which Borrower may assert against the L/C Issuer subject to the terms of the Master Standby Agreement or the Master Documentary Agreement.

(vi)          Obligations of L/C Issuers.  Each L/C Issuer (other than GE Capital) hereby agrees that it will not issue a Letter of Credit hereunder until it has provided Agent with written notice specifying the amount and intended issuance date of such Letter of Credit.  Each L/C Issuer (other than GE Capital) further agrees to provide to Agent:  (a) a copy of each Letter of Credit issued by such L/C Issuer promptly after its issuance; (b) a weekly report summarizing available amounts under Letters of Credit issued by such L/C Issuer, the dates and amounts of any draws under such Letters of Credit, the effective date of any increase or decrease in the face amount of any Letters of Credit during such week and the amount of any unreimbursed draws under such Letters of Credit; and (c) such additional information reasonably requested by Agent from time to time with respect to the Letters of Credit issued by such L/C Issuer.

(d)                                 Alternative Currency Revolving Credit Subfacility.

(i)            The Revolving Loan Commitment may, in addition to advances under the Revolving Loan and the issuance of any Letters of Credit, be utilized (subject to the limitations imposed by Section 1.1(a) and this Section 1.1(d)), upon the request of Borrower, for advances under the Alternative Currency Revolving Credit Subfacility as set forth herein.  Each Revolving Lender agrees, severally and not jointly, to make available to the Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances denominated in an Alternative Currency (each an “Alternative Currency Revolving Credit Advance”) requested by Borrower hereunder, which request shall specify the Alternative Currency.  The Pro Rata Share of the Alternative Currency Revolving Credit Advances of any Revolving Lender shall not at any time exceed the Assigned Dollar Value of such Lender’s Unused Alternative Currency Revolving Credit Sub-Commitment at such time; provided, however, that the aggregate amount of all Alternative Currency Revolving Credit Advances at any time outstanding shall not at any time exceed the Assigned Dollar Value of $150,000,000 (the “Alternative Currency Revolving Credit Subfacility”), and, provided, further, that the aggregate amount of all Alternative Currency Revolving Credit Borrowings shall in no event exceed the aggregate of the Unused Alternative Currency Revolving Credit Sub-Commitments of the Revolving Lenders at such time.  Each Alternative Currency Revolving Credit Borrowing  shall be in the Assigned Dollar Value of approximately Two Million Dollars ($2,000,000) or an integral multiple of approximately One Million Dollars ($1,000,000) in excess thereof on the date of the applicable Notice of Alternative Currency Borrowing or, if less, the then Dollar Equivalent amount of the aggregate Unused Alternative Currency Revolving Credit Sub-Commitments other than, in the case of continuations or conversions of any Alternative Currency Revolving Credit Borrowing, to the extent a failure to comply with the foregoing is solely a result of currency fluctuations.  Each Alternative Currency Revolving Credit Borrowing shall consist of Alternative Currency Revolving Credit Advances made simultaneously by the Revolving Lenders ratably according to their Alternative Currency Revolving Credit Sub-Commitments.

(ii)           Each Alternative Currency Revolving Credit Borrowing shall be made on notice, given not later than 1:00 P.M. (New York, New York time) on the 3rd Business Day prior to the date of the proposed Borrowing by the Borrower to the Agent.  Each such notice of an Alternative Currency Revolving Credit Borrowing (a “Notice of Alternative Currency Borrowing”) shall be in substantially the form of Exhibit 1.1(d)(ii) hereto, specifying therein the requested (i) date of such Alternative Currency Revolving Credit Borrowing, (ii) Applicable Currency, and (iii) aggregate amount of such Alternative Currency Revolving Credit Borrowing.

(e)                                  Alternative Currency Swing Line Facility.

(i)            Subject to the terms and conditions hereof, the Alternative Currency Swing Line Lender hereby agrees to make available at any time and from time to time until the Commitment Termination Date advances (each, an “Alternative Currency Swing Line Advance”).  The provisions of this Section 1.1(e) shall not relieve Revolving Lenders of their obligations to make Revolving Credit Advances under Section 1.1(b) or Alternative Revolving Credit Advances under Section 1.1(d).  Except as provided in Section 1.1(a)(ii) above, the aggregate amount of Alternative Currency Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the Alternative Currency Swing Line Commitment and (B) Borrowing Availability (“Alternative Currency Swing Line Availability”).  Until the Commitment Termination Date, Borrower may from time to time borrow, repay and reborrow under this Section 1.1(e).  Whenever Borrower desires that the Alternative Currency Swing Line Lender make an Alternative Currency Swing Line Advance hereunder, Borrower shall give the Alternative Currency Swing Line Lender not later than 10:00 A.M. (New York time) on the Business Day prior to the date that an Alternative Currency Swing Line Advance is to be made, written notice or telephonic notice promptly confirmed in writing of each Alternative Currency Swing Line Advance to be made hereunder.  Each such notice shall be irrevocable and specify (A) the date of Borrowing (which shall be a Business Day), and (B) the aggregate principal amount of the Alternative Currency Swing Line Advance to be made pursuant to such Borrowing.  Unless the Alternative Currency Swing Line Lender has received at least one (1) Business Day’s prior written notice from Requisite Lenders instructing it not to make an Alternative Currency Swing Line Advance, the Alternative Currency Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that Alternative Currency Swing Line Advance, and to have each Revolving Lender make Alternative Currency Revolving Credit Advances in accordance with Section 1.1(e)(iii) or purchase participating interests in accordance with Section 1.1(e)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the Alternative Currency Swing Line Loan shall constitute an Index Rate Loan.  Borrower shall repay the aggregate outstanding principal amount of the Alternative Currency Swing Line Loan upon demand therefor by Agent.  The entire unpaid balance of the Alternative Currency Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(ii)           Borrower shall execute and deliver to the Alternative Currency Swing Line Lender a promissory note to evidence the Alternative Currency Swing Line Commitment.  Such note shall be in the principal amount of the Alternative Currency Swing Line Commitment of the Alternative Currency Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(e) (as amended, modified, extended, substituted or replaced from time to time, the “Alternative Currency Swing Line Note”).  The Alternative Currency Swing Line Note shall represent the obligation of Borrower to pay the amount of the Alternative Currency Swing Line Commitment or, if less, the aggregate unpaid principal amount of all Alternative Currency Swing Line Advances made to Borrower together with interest thereon as prescribed in Section 1.2.

(iii)          The Alternative Currency Swing Line Lender, at any time and from time to time in its sole and absolute discretion but no less frequently than once every two weeks, may on behalf of Borrower (and Borrower hereby irrevocably authorizes the Alternative Currency Swing Line Lender to so act on its behalf) request each Revolving Lender to make an Alternative Currency Revolving Credit Advance to Borrower (which shall be a LIBOR Loan at the Alternative Currency LIBOR Rate) in an amount equal to that Revolving Lender’s Pro Rata Share of the difference between (A) the principal amount of the Alternative Currency Swing Line Loan (such amount, the “Refunded Alternative Currency Swing Line Loan”) outstanding on the date such notice is given and (B) the then Pounds Sterling equivalent of $2,500,000.  Prior to sending such notice the Alternative Currency Swing Line Lender shall contact the Borrower which shall specify the LIBOR Period for the Alternative Currency Revolving Credit Advance to be made by each Lender in order to repay the Refunded Alternative Currency Swing Line Loan and, accordingly, such notice sent by the Alternative Currency Swing Line Lender to each Lender shall specify both such Lender’s Pro Rata Share of the Refunded Alternative Currency Advance and the LIBOR Period selected by the Borrower for the Alternative Currency Revolving Credit Advances to be made by the Lenders in the amount of the Refunded Alternative Currency Swing Line Loan.  Unless any of the events described in Sections 7.1(f) and 7.1(g) has occurred (in which event the procedures of Section 1.1(e)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Alternative Currency Revolving Credit Advance are then satisfied, each Revolving Lender shall disburse directly to Agent, its Pro Rata Share of an Alternative Currency Revolving Credit Advance on behalf of the Alternative Currency Swing Line Lender, prior to 3:00 p.m. (New York time), in immediately available funds on the third (3rd) Business Day next following the date that such notice is given by the Alternative Currency Swing Line Lender.  The proceeds of those Alternative Currency Revolving Credit Advances shall be immediately paid to the Alternative Currency Swing Line Lender and applied to repay the Refunded Alternative Currency Swing Line Loan.

(iv)          If, prior to refunding an Alternative Currency Swing Line Loan with an Alternative Currency Revolving Credit Advance pursuant to Section 1.1(e)(iii), one of the events described in Sections 7.1(f) or 7.1(g) has occurred, then, subject to the provisions of Section 1.1(e)(v) below, each Revolving Lender shall, on the date such Alternative Currency Revolving Credit Advance was to have been made for the benefit of Borrower, purchase from the Alternative Currency Swing Line Lender an undivided participation interest in the Alternative Currency Swing Line Loan in an amount equal to its Pro Rata Share (determined with respect to Alternative Currency Revolving Credit Borrowings)

of such Alternative Currency Swing Line Loan.  Upon request, each Revolving Lender shall promptly transfer to the Alternative Currency Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each Revolving Lender’s obligation to make Alternative Currency Revolving Credit Advances in accordance with Section 1.1(e)(iii) and to purchase participation interests in accordance with Section 1.1(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender may have against the Alternative Currency Swing Line Lender, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  Alternative Currency Swing Line Lender shall be entitled to recover, on demand, from each Revolving Lender the amounts required pursuant to Sections 1.1.(e)(iii) or 1.1(e)(iv), as the case may be.  If any Revolving Lender does not make available such amounts to Agent or the Alternative Currency Swing Line Lender, as applicable, the Alternative Currency Swing Line Lender shall be entitled to recover, on demand, such amount on demand from such Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Alternative Currency Index Rate thereafter.

(f)            Funding Authorization.

(i)            The proceeds of all Loans made to the Borrower pursuant to this Agreement (other than Loans made to the Borrower pursuant to the Alternative Currency Revolving Credit Subfacility) subsequent to the Closing Date are to be funded by Agent by wire transfer to the account designated by Borrower below (the “US Disbursement Account”):

Bank:  Deutsche  Trust Company Americas

ABA No.:  021-001-033

Bank Address:  New York, New York

Account No.:  00360911

Reference:  Vertis, Inc.

(ii)           The proceeds of all Loans made to the Borrower pursuant to the Alternative Currency Revolving Credit Subfacility under this Agreement subsequent to the Seventh Amendment Effective Date are to be funded by Agent by wire transfer to the applicable account designated in writing by Borrower to Agent at least ten (10) Business Days prior to the funding of any such Loan under the Alternative Currency Revolving Credit Subfacility (each, a “European Disbursement Account”, and collectively the “European Disbursement

Accounts” and collectively with the US Disbursement Account, the “Disbursement Accounts”).

Borrower shall provide Agent with written notice of any change in the foregoing instructions at least three (3) Business Days before the desired effective date of such change.

(g)           Term Loan.  Each Term Lender agrees, severally and not jointly, to lend to Borrower in one draw, on the Seventh Amendment Effective Date, its Pro Rata Share of the aggregate amount of $50,000,000 (the “Term Loan”).  The principal amount of the Term Loan shall be due and payable in full, in cash in one installment, on the Commitment Termination Date; subject, however, to acceleration upon (or following) the occurrence of an Event of Default and during its continuation, or upon earlier termination of this Agreement, as provided for herein.  Amounts borrowed under this Section 1.1(g) and repaid may not be reborrowed.  The Term Loan shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(g) (as amended, modified, extended, substituted or replaced from time to time, each a “Term Note” and, collectively, the “Term Notes”), and, except as provided in Section 1.7, the Borrower shall execute and deliver each Term Note to the applicable Term Lender.  Each Term Note shall represent the obligation of Borrower to pay the amount of the applicable Term Lender’s Term Loan Commitment, together with interest thereon.

1.2           Interest and Applicable Margins.

(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders, with respect to the various Loans (other than Letter of Credit Obligations) made by each Lender (or in the case of the Swing Line Loan, for the benefit of the Swing Line Lender or, in the case of the Alternative Currency Swing Line Loan, for the benefit of the Alternative Currency Swing Line Lender), in arrears on each applicable Interest Payment Date, at the following rates with respect to (i) Revolving Credit Advances that are Index Rate Loans, the Index Rate plus the Applicable Revolver Index Margin per annum, (ii) Revolving Credit Advances that are LIBOR Loans, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, (iii) the Swing Line Loan, the Index Rate plus the Applicable Revolver Index Margin per annum, (iv) Alternative Currency Revolving Credit Advances that are LIBOR Loans, at the election of Borrower, the applicable Alternative Currency LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, (v) Alternative Currency Swing Line Loan, the Alternative Currency Index Rate plus the Applicable Alternative Currency Revolver Index Margin per annum, and (vi) the Term Loan, the applicable LIBOR Rate plus the Applicable Term Loan Margin per annum.

As of the Seventh Amendment Effective Date, the Applicable Margins with respect to Revolving Credit Advances, Alternative Currency Revolving Credit Advances and Letter of Credit Obligations are as follows:

Applicable Revolver Index Margin	1.75%
Applicable Alternative Currency Revolver Index Margin	3.00%
Applicable Revolver LIBOR Margin	3.00%
Applicable L/C Margin	3.00%

The Applicable Term Loan Margin shall in all events equal the greater of (I) 4.75% and (II) 1.75% in excess of the then Applicable Revolver LIBOR Margin.

The Applicable Margins shall be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings’ and its Subsidiaries’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than one (1) day after delivery of Holdings’ quarterly Financial Statements to Lenders for the Fiscal Quarter ending June 30, 2005.  Adjustments in Applicable Margins with respect to Revolving Credit Advances, Alternative Currency Revolving Credit Advances and Letter of Credit Obligations will be determined by reference to the following grid:

If Leverage Ratio is:	Level of Applicable Margins:
<0.7	Level I
<1.0, but > 0.7	Level II
<1.6, but > 1.0	Level III
>1.6	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable Revolver Index Margin	1.00%	1.25%	1.50%	1.75%
Applicable Alternative Currency Revolver Index Margin	2.25%	2.50%	2.75%	3.00%
Applicable Revolver LIBOR Margin	2.25%	2.50%	2.75%	3.00%
Applicable L/C Margin	2.25%	2.50%	2.75%	3.00%

All adjustments in the Applicable Margins  after June 30, 2005 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least one (1) day after the date of delivery to Lenders of the quarterly unaudited Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of quarterly unaudited Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If any Default or an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which all Defaults or Events of Default are waived or cured.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable.  The Index Rate and the Alternative Currency Index Rate are each floating rates determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 7.1(a), (f) or (g) and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower, the interest rates applicable to the Loans and the Letter of Credit and Unused Line Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (“Default Rate”), and all other outstanding Obligations which are past due shall bear interest at the then applicable Index Rate applicable to such other Obligations plus the Default Rate.  Interest, Unused Line Fees and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

(e)           Borrower shall have the option to (i) request that any Revolving Credit Advance or Alternative Currency Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding

Loans (other than the Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan (other than an Alternative Currency Revolving Credit Advance or the Term Loan) to an Index Rate Loan, subject to payment of the LIBOR Breakage Costs in accordance with Section 1.3(e) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than the Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued, provided, however, Loans that bear interest by reference to the Alternative Currency LIBOR Rate and the Alternative Currency Index Rate may not be converted or continued as Loans that bear interest by reference to the LIBOR Rate or the Index Rate.  Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance or Alternative Currency Revolving Credit Advance that is to bear interest at the LIBOR Rate or the Alternative Currency LIBOR Rate, as applicable, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election.  If no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan (other than an Alternative Currency Revolving Credit Advance) shall be converted to an Index Rate Loan at the end of its LIBOR Period.  With respect to any Loan consisting of an Alternative Currency Revolving Credit Advance, if no election is received with respect to a LIBOR Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be continued as a LIBOR Loan for the same LIBOR Period.  Borrower must make such election by notice to Agent in writing, by fax or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.2(e).  No Loan shall be made, converted into or continued as a LIBOR Loan, if an Event of Default has occurred and is continuing and Agent or Requisite Lenders have determined not to make or continue any Loan as a LIBOR Loan as a result thereof.

(f)            Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.2(f), a court of competent jurisdiction shall determine by a final, non-appealable order that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess as specified in Section 1.5(d) and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

1.3           Fees.

(a)           Fee Letters.  Borrower shall pay: (i) to GE Capital, individually, the Fees specified in that certain fee letter, dated as of November 5, 2004 among Borrower and GE Capital (the “GE Capital Fee Letter”), at the times specified for payment therein; and (ii) for so long as Crystal Capital is a “Lender”, to Crystal Capital, individually, the Fees specified in that certain fee letter, dated as of March 13, 2007 among Borrower and Crystal Capital (the “Crystal Capital Fee Letter”), at the times specified for payment therein.

(b)           Unused Line Fee.  As additional compensation for the Revolving Lenders, Borrower shall pay to Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each calendar quarter prior to the Commitment Termination Date, commencing with January, 2005 and on the Commitment Termination Date, a fee for Borrower’s non-use of available funds in an amount equal to one-half of one percent (0.50%) per annum multiplied by the difference between (x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the Revolving Loan (including, without duplication, Swing Line Loans and Alternative Currency Revolving Loans) outstanding during the period for which such Fee is due.

(c)           Letter of Credit Fee.  Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Revolving Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of reasonable, documented, out-of-pocket costs and expenses otherwise payable to Agent or Lenders hereunder, all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each calendar quarter during which any Letter of Credit Obligation shall remain outstanding, commencing with the first calendar quarter following the Closing Date, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first Business Day of each calendar quarter and on the Commitment Termination Date.  In addition, Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(d)           LIBOR Breakage Costs.  Upon (i) any default by Borrower in making any borrowing of, conversion into or continuation of any LIBOR Loan following Borrower’s delivery to Agent of any LIBOR Loan request in respect thereof or (ii) any payment of a LIBOR Loan on any day that is not the last day of the LIBOR Period applicable thereto (regardless of the source of such prepayment and whether voluntary, by acceleration or otherwise), Borrower shall pay Agent, for the benefit of all Lenders that funded or were prepared to fund any such LIBOR Loan, LIBOR Breakage Costs, if applicable.

(e)           Expenses and Attorneys’ Fees.  Borrower agrees to pay all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including, without duplication, reasonable attorneys’ fees and expenses) incurred by Agent, and, on and after the Seventh Amendment Effective Date, by Crystal Capital (regardless of whether incurred prior to the Seventh Amendment Effective Date in connection with the Seventh Amendment to Credit Agreement or after the Seventh Amendment Effective Date in connection with any of the Loan Documents), in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers, and Agent will use its best efforts to give Borrower reasonable notice of all such out-of-pocket fees, charges, costs and expenses; provided, however, that so long as no Default or Event of Default has occurred and is continuing, Borrower’s obligation to reimburse out-of-pocket expenses in respect of (i) any Field Examination (as defined in Section 4.3 hereof) shall not exceed $40,000 and (ii) any Non-Real Estate Fixed Asset Appraisal (as defined in Section 6.2(g) hereof) shall not exceed $125,000.  Borrower agrees to promptly pay reasonable documentation charges assessed by Agent for amendments, waivers, consents and any of the documentation prepared by Agent’s internal legal staff.  Borrower agrees to promptly pay, without duplication, all reasonable, documented, out-of-pocket fees, charges, costs and expenses (including fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Agent, and, after the Seventh Amendment Effective Date, by Crystal Capital, in connection with any (i) amendment, waiver or consent requested by a Credit Party with respect to the Loan Documents, (ii) Event of Default, (iii) work-out or (iv) action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party.  In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower or any other Credit Party, Borrower agrees to promptly pay all reasonable fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders.  All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(e) shall be deemed part of the Obligations when incurred, payable in accordance with the final sentence of Section 1.4 and secured by the Collateral.

1.4           Receipt of Payments.

(a)           All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Agent, for the benefit of Agent and Lenders, as applicable, by wire transfer to (i) with respect to payments in U.S. Dollars, the account identified below under the heading “US Collection Account” and (ii) with respect to payments in Pounds Sterling, the account identified below under the heading “UK Collection Account” or such other place as Agent may from time to time designate in writing (collectively, the US Collection Account and the UK Collection Account are herein referred to as the “Collection Account”).

US Collection Account

ABA No. 021-001-033

Account Number 502-328-54

Deutsche Trust Company Americas

New York, New York

ACCOUNT NAME: GECC/CAF DEPOSITORY

Reference:  GE Capital re Vertis, Inc. CFN5830

UK Collection Account

Swift Code BARCGB22

Sort Code 200000

Barclays Bank PLC (London)

ACCOUNT NAME: GE CAPITAL COMMERCIAL FINANCE

Account Number: 60802697

Account ID: 5130

Reference: Vertis, Inc. CFN5830

(b)           Borrower shall make each payment under this Agreement not later than (i) with respect to payments in Dollars, 4:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the US Collection Account and (ii) with respect to payments in Pounds Sterling, 11:00

a.m. (New York time) on the day when due in immediately available funds in Pounds Sterling to the UK Collection Account.  All payments by Borrower of the Obligations denominated in Dollars shall be made in Dollars; all payments by Borrower of the Obligations denominated in Pounds Sterling shall be made in Pounds Sterling.  For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in (i) the U.S. Collection Account prior to 4:00 p.m. New York time and (ii) the UK Collection Account prior to 11:00 a.m. (New York time).  Payments received (i) into the U.S. Collection Account after 4:00 p.m. (New York time) and (ii) after 11:00 a.m. (New York time) in the UK Collection Account on any Business Day shall be deemed to have been received on the following Business Day.

Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and Fees due hereunder.

(c)           Borrower hereby authorizes Lenders to make Revolving Credit Advances, Alternative Currency Revolving Credit Advances or Swing Line Advances for the payment of interest, Fees and expenses, Letter of Credit reimbursement obligations and any amounts required to be deposited with respect to outstanding Letter of Credit Obligations pursuant to Sections 1.5(e) or 7.3; provided, that so long as no Event of Default has occurred and is continuing, expense reimbursements pursuant to Section 1.3(e) shall be payable 10 days after notice thereof to Borrower (and otherwise such expense reimbursements shall be payable upon demand).

1.5           Prepayments.

(a)           Voluntary Prepayments of Loans.  At any time, Borrower may prepay the Loans, in whole or in part, without premium or penalty subject to the payment of LIBOR Breakage Costs, if applicable.  Prepayments of the Term Loan shall be applied in accordance with Section 1.5(d).

(b)           Prepayments from Asset Dispositions.

(i)            Except as provided in Section 1.5(b)(ii) below and other than any asset dispositions in connection with the Permitted Receivables Financing as otherwise permitted hereunder, immediately upon receipt of any Net Proceeds in excess of $2,500,000 in the aggregate during any Fiscal Year, Borrower shall prepay the Loans in an amount equal to such Net Proceeds, except that Borrower or its Subsidiaries may reinvest all or a portion of the Net Proceeds of any such Asset Disposition, within three hundred and sixty (360) days, in fixed assets.  If Borrower does not intend to so reinvest such Net Proceeds or if the period set forth in the immediately preceding sentence expires without Borrower having reinvested the Net Proceeds of any such Asset Disposition, Borrower shall prepay the Loans in an amount equal to such remaining Net Proceeds in accordance with Section 1.5(d).  Notwithstanding anything to the contrary in this Agreement, in the event that, and for so long as, Borrower has Borrowing Availability, both before and after giving effect to any such prepayment, in excess of $20,000,000, the provisions of this Section 1.5(b) shall not be applicable (i.e. no mandatory prepayment pursuant to this Section 1.5(b) shall be required).

(ii)           Notwithstanding anything to the contrary in this Agreement, payments from (a) insurance proceeds or (b) condemnation proceeds, in each case, from casualties or losses to Collateral shall be applied to the Loan in accordance with this Section1.5(b)(ii).  If (i) Borrower notifies Agent in writing within thirty (30) days after the occurrence of such event that it intends to replace or restore the affected Collateral, (ii) the cost required to replace the Collateral with the same or substantially similar assets or restore the Collateral to the same value as it had prior to the casualty or condemnation does not exceed $2,500,000 and (iii) such proceeds, together with any amounts contributed to or otherwise available to Borrower to replace or restore the Collateral, are sufficient to cover all or substantially all of the replacement or restoration of the affected Collateral, Agent shall permit Borrower to replace or restore the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the casualty or condemnation; provided, that if Borrower has not completed such replacement or restoration within 360 days of such event, such insurance proceeds or condemnation proceeds shall be applied to the Obligations in accordance with Section 1.5(b)(i).  To the extent not used to replace or restore the affected Collateral within 360 days of the casualty or condemnation, such proceeds shall be applied in accordance with Section 1.5(b)(i).  To the extent such prepayments exceed the then outstanding principal balance of the Loans, they shall be returned to Borrower.

(c)           Prepayments from Issuance of Securities.  Immediately upon the receipt by Holdings, Borrower or any of their Subsidiaries of the proceeds of the issuance of Stock, Borrower shall prepay the Loans in an amount equal to such proceeds, net of underwriting discounts and commissions and other reasonable, documented, out-of-pocket costs associated therewith.  The payments shall be applied in accordance with Section 1.5(d).  Notwithstanding the foregoing, the following proceeds of stock issuances shall be excluded from any mandatory prepayment: (i) proceeds of issuances of Stock by any Credit Party on or prior to the Closing Date, (ii) proceeds of issuances of Stock of Holdings to management employees of any Credit Party, (iii) proceeds of issuances of Stock by any Subsidiary of Borrower to Borrower that constitute an Investment permitted hereunder and (iv) proceeds of issuances of Stock by Holding to (I) THL and Evercore (Holdings’ two principal shareholders), THL Affiliates, Evercore Affiliates and any other existing shareholders of Holdings as of the Closing Date or (II) additional Person(s) that become shareholder(s) of Holdings following the Closing Date and are reasonably acceptable to Agent, provided, however, that any such issuance(s) pursuant to this clause (II) do not result in a Change of Control .

(d)                                 Application of Proceeds.

(i)            With respect to any prepayments made by Borrower pursuant to Sections 1.5(b) and 5.17, such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan or Alternative Currency Swing Line Loan, as applicable, outstanding to Borrower until the same have been repaid in full; second, to the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, outstanding to Borrower until the same have been repaid in full and, in the event that at the time of such prepayment Borrowing Availability both before and after giving effect to any such prepayment, is less than $20,000,000, as a permanent reduction of the Revolving Loan Commitment; and third, to reduce the outstanding principal balance of the Term Loan outstanding to Borrower until the same has been repaid in full.

(ii)           With respect to any prepayments made by Borrower pursuant to Section 1.5(c), such prepayments shall be applied as follows: first, to reduce the outstanding principal balance of the Swing Line Loan outstanding to Borrower until the same has been repaid in full; second, to the Revolving Credit Advances or Alternative Currency Revolving Credit Advances, as applicable, outstanding to Borrower until the same have been repaid in full; and third, to reduce the outstanding principal balance of the Term Loan outstanding to Borrower until the same has been repaid in full.  Considering each type of Loan being prepaid separately, any such prepayment shall be applied first to Index Rate Loans of the type required to be prepaid before application to LIBOR Loans of the type required to be prepaid, in each case in a manner that minimizes any resulting LIBOR Breakage Costs.

(e)                                  Letter of Credit Obligations.  In the event any Letters of Credit are outstanding at the time that the Revolving Loan Commitment is terminated, Borrower shall deposit with Agent for the benefit of all Revolving Lenders cash in an amount equal to 102% of the aggregate outstanding Letter of Credit Obligations to be available to Agent to reimburse payments of drafts drawn under such Letters of Credit and pay any Fees and expenses related thereto.

1.6           Maturity.  All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall become due and payable upon the Commitment Termination Date.  Until the Termination Date, Agent shall be entitled to retain the Liens on the Collateral granted under the Collateral Documents and the ability to exercise all rights and remedies available to them under the Loan Documents and applicable laws.  Notwithstanding anything contained in this Agreement to the contrary, upon any termination of the Revolving Loan Commitment, all of the Obligations (other than contingent indemnification obligations as to which no unsatisfied claim has been asserted) shall be due and payable.

1.7           Loan Accounts.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  the name and federal employer identification number of each Lender, all Advances and the Term Loan, all payments made by Borrower, and  all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time.  The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower’s duty to pay the Obligations.  Agent shall render to Borrower a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to Borrower for the immediately preceding month.  Unless Borrower notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be deemed final, binding and conclusive on Borrower in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.8                               Yield Protection.

(a)           Capital Adequacy and Other Adjustments.  In the event that any Lender shall have determined that the adoption or implementation after the date hereof of any law, treaty, directive, governmental (or quasi-governmental) rule, regulation, guideline or order, or any change in (or the interpretation, administration or application of) any of the same regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), in each case adopted or implemented after the Closing Date, from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any corporation controlling such Lender against commitments made by it under this Agreement in connection with the making or financing of the Revolving Loan and thereby reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from such Lender (together with the certificate referred to in the next sentence and with a copy to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to Borrower and Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           Increased LIBOR Funding Costs; Illegality.  Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law, rule, regulation, treaty or directive (or any change in the interpretation, administration or application thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan or Alternative Currency LIBOR Loan, as applicable, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan or Alternative Currency LIBOR Loan, as applicable, at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its LIBOR Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans or Alternative Currency LIBOR Loans, as applicable, shall terminate and (ii) each such LIBOR Loan or Alternative Currency LIBOR Loan, as applicable, shall automatically be converted into an Index Rate Loan or Alternative Currency Index Rate Loan, respectively.  If, after the date hereof, the introduction of, change in or interpretation of any law, rule, regulation, treaty or directive would impose or increase reserve requirements (other than as taken into account in the definition of LIBOR Rate or Alternative Currency LIBOR Rate, as applicable) and the result of any of the foregoing is to increase the cost to Agent or any such Lender of issuing any Letter of Credit or making or continuing any LIBOR Loan hereunder, as the case may be, or to reduce any amount receivable hereunder, then Borrower shall from time to time within thirty (30) days after notice and demand from Agent to Borrower (together with the certificate referred to in the next sentence) pay to Agent itself or, for the account of (and Agent shall promptly pay over to) all such affected Lenders, as applicable, additional amounts sufficient to compensate the Agent and such Lenders for such increased cost or reduced amount; provided, that such Lender shall not be entitled to any such amounts to the extent that the event giving rise to such assessment occurred more than ninety (90) days prior to the date such notice and demand is given to Borrower; provided, however, that if the event giving rise to such assessment has a retroactive effect, then such ninety (90) day period shall be extended to include the period of such retroactive effect.  A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by Agent on behalf of all such affected Lenders to Borrower shall, absent manifest error, be final, conclusive and binding for all purposes.

1.9                                 Taxes.

(a)           No Deductions.  Any and all payments or reimbursements made hereunder (including any payments made pursuant to Section 10) or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed on or measured by the net income or profits or any franchise or other tax in lieu thereof (including branch profits or similar taxes) of Agent or Lender by (i) the jurisdiction under the laws of which such Agent or Lender is organized or any political subdivision thereof, or (ii) the jurisdiction of such Agent’s or Lender’s applicable lending office or any political subdivision thereof) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Agent, (i) the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.9), such Lender or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law, and (iv) Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)           Other Taxes.  In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies and irrevocable value added taxes which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, transfer or assignment or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

(c)                                  Foreign Lenders.

(i)            Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Agent from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall deliver to each of the Borrower and Agent two duly completed copies of United States IRS Form W-8BEN, Form W-8ECI or Form W-8IMY or other applicable or successor form, certificate or document prescribed by the IRS or substitute therefor as applicable, certifying such Foreign Lender’s entitlement to receive payments under this Agreement and under the Notes free of any United States withholding tax (a ”Certificate of Exemption”).  Each Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or Section 881(c) of the IRC with respect to payments of “portfolio interest” hereby represents and warrants to Borrower and Agent that, as of the date that it became a Lender, such Foreign Lender (i) is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (ii) is not a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the IRC, and (iii) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 864(d)(4) of the IRC.  Each Foreign Lender further undertakes to deliver to each of Borrower and Agent renewals or additional copies of such Certificates of Exemption on or before the date that such Certificate of Exemption expires or becomes obsolete as may be reasonably requested by Borrower or Agent, and after the occurrence of any event requiring a change in the Certificate of Exemption so delivered by it, such additional forms or amendments thereto reflecting such change.  All Certificates of Exemption, additional forms or amendments thereto described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(ii)           For any period during which Foreign Lender has failed to provide  Borrower with an appropriate Certificate of Exemption pursuant to clause (c)(i), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Foreign Lender shall not be entitled to indemnification under this Section 1.9 with respect to Taxes imposed by the United States; provided that, should Foreign Lender that is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a Certificate of Exemption required under clause (i), above, Borrower shall take such steps as such Foreign Lender shall reasonably request to assist such Foreign Lender to recover such Taxes.

(d)           [Intentionally Omitted].

(e)           United States Lenders.  Each Lender that is a “United States person” (as such term is defined in IRC Section 7701(a)(30)) shall deliver to each of the Borrower and Agent two duly completed copies of United States IRS Form W-9.

(f)            Borrower Indemnification.  Borrower agrees to indemnify and hold harmless each Lender and Agent, and reimburse each such Lender or Agent (as the case may be) upon its written request, for the full amount of Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.9) levied or imposed and paid by such Lender or Agent (as the case may be) and any liability (including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority.  Additionally, Borrower agrees to pay additional amounts and to indemnify each Lender (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described under this Section 1.9 as a result of any changes after the Closing Date in any applicable law, treaty, governmental rule, regulation, guideline or order, or in the interpretation thereof, relating to the deducting or withholding of Taxes.

(g)           [Intentionally Omitted].

(h)           Lender Indemnification of Agent.  If the U.S. IRS or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate Certificate of Exemption was not delivered or properly completed, because such Lender failed to notify the Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for Agent).

(i)            Evidence of Payments.  As soon as practicable after any payment of Taxes and Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.  Any Non-U.S. Lender or Treaty Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(j)            Survival.  The agreements in this Section 1.9 shall survive the termination of this Agreement and the payment of the Obligations.

1.10         Borrower Representative.  Borrower hereby designates Vertis as its representative and agent on its behalf for the purposes of issuing Notice of Revolving Credit Advances, Notice of Alternative Currency Revolving Credit Advances and Notice of Conversion/Continuation, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Borrower under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from Borrower.  Each warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by Borrower and shall be binding upon and enforceable against Borrower to the same extent as it if the same had been made directly by Borrower.”

2.2.          Section 4.6 (Landlords’ Agreements and Mortgagee Agreements) of the Credit Agreement is hereby amended by inserting the following sentence immediately after the last sentence of such Section 4.6 of the Credit Agreement:

“If Agent receives a landlord or mortgagee agreement or bailee letter, as applicable, each to be in form and substance reasonably satisfactory to Agent, after the Seventh Amendment Effective Date, Agent shall (x) review any Reserves that have been established by Agent based on Agent not having received such landlord or mortgagee agreement or bailee letter, as applicable, prior to the Seventh Amendment Effective Date and (y) reduce such Reserves if and to the extent appropriate based on Agent’s reasonable credit judgment.”

2.3.          Section 4.9 (Cash Management Systems) of the Credit Agreement is hereby amended by inserting the following new language immediately after the last sentence of such Section 4.9 of the Credit Agreement:

“Notwithstanding the foregoing requirements, Borrower and each other Credit Party shall cause each deposit account of USA Direct, LLC to become subject to a Control Agreement in form and substance reasonably satisfactory to Agent within sixty (60) days following the Seventh Amendment Effective Date.”

2.4.          Section 6.1(a) (Minimum EBITDA) of the Credit Agreement is hereby amended by deleting the first sentence of such Section and replacing it with the following new sentence:

“Holdings and its Subsidiaries on a consolidated basis shall have: (i) at the end of each Fiscal Month ending during Fiscal Year 2007, EBITDA for the twelve trailing Fiscal Months, adjusted to reflect restructuring charges, non-cash non-recurring charges and other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F, of not less than $125,000,000; and (ii) at the end of each Fiscal Quarter ending during Fiscal Year 2008, EBITDA for the twelve trailing Fiscal Months, adjusted to reflect restructuring charges, non-cash non-recurring charges and other adjustments, if any, all as set forth in Section 6.1(a) of Schedule 1 to Annex F, of not less than $125,000,000.”

2.5.          Section 6.2 (Financial Statements and Other Reports) of the Credit Agreement is hereby amended by inserting the following new clause immediately after clause (p) of such Section 6.2 of the Credit Agreement:

“(q)         Bank Account Balances.  To Agent, within fifteen (15) Business Days after the end of each Fiscal Month, a report in form and substance reasonably satisfactory to Agent with respect to the bank account balances of Borrower and each other Credit Party.”

2.6.          Clause (l) (Damage; Casualty) of Section 7.1 (Event of Default) of the Credit Agreement is hereby amended by deleting such clause (l) and replacing it with the following new clause (l):

“(l)          Damage; Casualty.  Any event occurs, whether or not insured or insurable, as a result of which EBITDA for the immediately preceding 12 Fiscal Month period then ended, giving pro forma effect to any such event would be less than $125,000,000 and any such event cannot reasonably be expected to be corrected or reversed within 45 days; or”

2.7.          Section 7.5 (Application of Proceeds) of the Credit Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following new Section 7.5:

“7.5         Application of Proceeds.  Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of Borrower, and Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.  Notwithstanding anything to the contrary contained in this Agreement (including, without limitation, Section 1.1 and Section 1.5 hereof), all payments (including the proceeds of any Asset Disposition or other sale of, or other realization upon, all or any part of the Collateral) received after acceleration of the Obligations shall be applied as follows: first, to all costs and expenses incurred by or owing to Agent and any Lender with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest and Fees with respect to Revolving Credit Advances (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); third, to the principal amount of Revolving Credit Advances outstanding and to cash collateralize outstanding Letters of Credit (pro rata among all such Revolving Credit Advances or Letters of Credit, as applicable, based upon the principal amount of such Revolving Credit Advances or the outstanding face amount of such Letters of Credit, as applicable); fourth, to accrued and unpaid interest and Fees with respect to the Term Loan (including any interest which but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fifth, to the principal amount of the Term Loan outstanding; and sixth to any other Obligations owing to Agent or any Lender under the Loan Documents or any Interest Rate Agreement.  Any balance remaining shall be delivered to Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.”

2.8.          Section 7 (DEFAULTS, RIGHTS AND REMEDIES) of the Credit Agreement is hereby amended by inserting the following new Section 7.6 immediately following Section 7.5 of such Section 7:

“7.6         Requisite Term Lender Remedies.  Upon the occurrence and during the continuance of either an Each Lender Event of Default or a Requisite Term Lender Event of Default, Requisite Term Lenders may send a notice to Agent of their intent to direct Agent to exercise enforcement rights and remedies against Borrower, the other Credit Parties and/or the Collateral (a “Requisite Term Lender Notice”).  On the 91st day after receipt of a Requisite Term Lender Notice by Agent, unless (i) Agent shall have previously begun and be diligently pursuing the exercise of enforcement rights and remedies against Borrower, the other Credit Parties and/or the Collateral, as applicable, (ii) Requisite Term Lenders shall have withdrawn such Requisite Term Lender Notice, or (iii) the Each Lender Event of Default or Requisite Term Lender Event of Default for which the Requisite Term Lenders have sent the Requisite Term Lender Notice no longer exists or has been waived, Agent shall begin and thereafter continue to take such action as Requisite Term Lenders may require to exercise such enforcement rights and remedies against Borrower, the other Credit Parties and/or the Collateral as are available to Agent under this Agreement and the other Loan Documents and are specified in the Requisite Term Lender Notice.”

2.9.          Section 9.2 (Amendments and Waivers) of the Credit Agreement is hereby amended by inserting the following new clause (c) immediately following clause (b) of such Section 9.2:

“              (c)           (I)  Notwithstanding the foregoing provisions of this Section 9.2, no amendment, waiver or other modification shall, without the consent of the Requisite Term Lenders and any other consent required under this Section 9.2:  (i) amend, waive or otherwise modify the Applicable Term Loan Margin; (ii) amend, waive or otherwise modify (including, solely for purposes of the following, any such amendment, waiver or other modification effected through an amendment or other modification of any defined term used therein), or grant any consent under the provisions of, Section 1.1(a)(ii), Section 1.1(g), Section 1.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.7, Section 5.10, Section 5.18, Section 6.1, Section 7.1, Section 7.2, Section 7.3, Section 7.5, Section 7.6, Section 8.2(h)(i) or this Section 9.2(c); (iii) increase the aggregate amount of the Revolving Loan Commitment of all Revolving Lenders; (iv) amend, waive or otherwise modify (including, solely for purposes of the following, any such amendment, waiver or other modification effected through an amendment or other modification of any defined term used therein), or grant any consent to depart from the provisions of, any Event of Default resulting from noncompliance with Section 9.2(b) or with any of the Sections of this Agreement set forth in clause (ii) above or with clause (iii) above; or (v) amend, waive or otherwise modify (including, solely for purposes of the following, any such amendment, waiver or other modification effected through an amendment or other modification of any defined term used therein), or grant any consent to depart from, the provisions of the Existing Security Agreement.  Any such amendment, waiver or other modification shall apply equally to each Lender and shall be binding upon Credit Parties, Agent, Lenders, and all future holders of the Obligations.

                (II)  Notwithstanding any other provision of this Agreement to the contrary, prior to the making of any Alternative Currency Revolving Credit Advance or Alternative Currency Swing Line Advance Borrower shall first obtain the written approval of Requisite Term Lenders (which approval may be provided by the Requisite Term Lenders (i) for a specific Alternative Currency Revolving Credit Advance or Alternative Currency Swing Line Advance or (ii) for Alternative Currency Revolving Credit Advances and Alternative Currency Swing Line Advances in an aggregate amount not to exceed a specified maximum Assigned Dollar Value amount).

                (III)  In the event, if any, that Borrower or any other Credit Party shall become debtors in any case under the Bankruptcy Code and, in connection with such case or cases, Agent and/or Revolving Lenders desire to permit the use of “Cash Collateral” (as such term is defined in Section 363 (a) of the Bankruptcy Code) or to permit Borrower or any other Credit Party to obtain debtor-in-possession financing from Agent or Lenders or any other Person secured by the Collateral or otherwise, Term Lenders shall retain whatever legal rights Term

Lenders would have to object to such usage of cash collateral or provision of debtor-in-possession financing and Agent and/or Revolving Lenders shall retain whatever legal rights Agent and/or Revolving Lenders would have to oppose any such objection, permit use of “Cash Collateral” or provide debtor-in possession financing.”

2.10.        Section 9.13 (Confidentiality) of the Credit Agreement is hereby amended by inserting the following new sentence at the end of such Section 9.13:

“Notwithstanding anything to the contrary herein or in any other Loan Document, the Borrower and the other Credit Parties agree that Crystal Capital shall have the right to issue press releases, advertisements or tombstones regarding the making of the Term Loan to the Borrower pursuant to the terms of this Agreement; provided, that such press releases, advertisements and tombstones shall be subject to the prior approval of the Borrower and, to the extent that Agent’s name is contained in any such press release, advertisement or tombstone or that any reference to Agent is made therein, the Agent (with each such approval not to be unreasonably withheld or delayed).”

2.11.        Clause (c) of Section 9.19 (Replacement of Lenders) of the Credit Agreement is hereby amended by deleting such clause (c) in its entirety and replacing it with the following new clause (c):

“(c)         If, in connection with any proposed amendment, modification, waiver or termination pursuant to Section 9.2 (a “Proposed Change”) requiring (i) the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), (ii) the consent of Supermajority Lenders, the consent of Requisite Lenders is obtained but the consent of Supermajority Lenders is not obtained, or (iii) the consent of both Requisite Lenders and Requisite Term Lenders, the consent of Requisite Lenders is obtained but the consent of Requisite Term Lenders is not obtained, then, so long as Agent is not a Non-Consenting Lender, at Borrower’s request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Loans and Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees and other Obligations owing with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.”

2.12.        The definition of the term “Alternative Currency LIBOR Rate” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting the words “Telerate Page 3750” from clause (a) of such definition and replacing them with the words “Reuters Screen LIBOR01 Page”.

2.13.        The definition of the term “Commitments” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Commitments means (a) as to any Lender, the aggregate of such Lender’s  Revolving Loan Commitment and Term Loan Commitment each as set forth on Annex B to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate of all Lenders’ (i) Revolving Loan Commitments, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) as of the Seventh Amendment Effective Date, and (ii) Term Loan Commitments, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) as of the Seventh Amendment Effective Date, as such Commitments may be reduced, amortized or adjusted from time to time in accordance with this Agreement.  For the avoidance of doubt, the aggregate amount of the Revolving Loan Commitments shall not be subject to any of the adjustments or reductions contemplated by the Fourth Amendment to Credit Agreement.”

2.14.        The definition of the term “Lenders” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Lenders means GE Capital, the Revolving Lenders, the Term Lenders, and, if any such Lender shall decide to assign all or any portion of the Obligations pursuant to and in accordance with the terms of this Agreement, the term “Lenders” shall include any assignee of such Lender.”

2.15.        The definition of the term “LIBOR Loans” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“LIBOR Loans means an Advance or Term Loan or any portion thereof bearing interest by reference to the LIBOR Rate or Alternative Currency LIBOR Rate, as applicable.”

2.16.        The definition of the term “LIBOR Rate” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting the words “Telerate Page

3750” from clause (a) of such definition and replacing them with the words “Reuters Screen LIBOR01 Page”.

2.17.        The definition of the term “Loans” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Loans means the Revolving Loan, including, without limitation, any loans pursuant to Alternative Currency Revolving Credit Advances, the Term Loan, and the Swing Line Loan.”

2.18.        The definition of the term “Notes” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Notes means, collectively, the Revolving Notes, the Term Notes, and the Swing Line Note.”

2.19.        The definition of the term “Pro Rata Share” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Pro Rata Share means with respect to all matters relating to any Lender (a) with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders, (b) with respect to the Term Loan, the percentage obtained by dividing (i) the Term Loan Commitment of that Lender by (ii) the aggregate Term Loan Commitments of all Lenders, (c) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders, and (d) with respect to all Loans on and after the Commitment Termination Date, the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments pursuant to Section 8.1.”

2.20.        The definition of the term “Revolving Loan Commitment” contained in Annex A (Definitions) to the Credit Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following new definition:

“Revolving Loan Commitment means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of Revolving Credit Advances and Alternative Currency Revolving Credit Advances or incur its Pro Rata Share of

Letter of Credit Obligations (including, in the case of the Swing Line Lender, its commitment to make Swing Line Advances as a portion of its Revolving Loan Commitment and in the case of the Alternative Currency Swing Line Lender, its commitment to make Alternative Currency Swing Line Advances as a portion of its Revolving Loan Commitment) as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Revolving Credit Advances (including, in the case of the Swing Line Lender, Swing Line Advances and in the case of the Alternative Currency Swing Line Lender, Alternative Currency Swing Line Advances) and Alternative Currency Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Two Hundred Million Dollars ($200,000,000) as of the Seventh Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.”

2.21.        Annex A (Definitions) to the Credit Agreement is hereby further amended by inserting the following new defined terms into such Annex in appropriate alphabetical order:

“Applicable Term Loan Margin means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate, applicable to the Term Loan, as determined by reference to Section 1.2(a).”

“Crystal Capital means Crystal Capital Fund, L.P., a limited partnership organized under the laws of Delaware, in its capacity as a Term Lender.”

“Crystal Capital Fee Letter has the meaning set forth in Section 1.3(a).”

“Each Lender Event of Default means an Event of Default which has resulted from noncompliance with any covenant or agreement contained in this Agreement the amendment, waiver or other modification of which would require the consent of each Lender directly affected thereby pursuant to Section 9.2(b).”

“Fourth Amendment to Credit Agreement means that certain Amendment No. 4 to Credit Agreement, dated as of May 30, 2006, by and among the Borrower, the other Credit Parties, the Agent and Lenders.”

“Requisite Term Lenders means Term Lenders having (a) more than 50% of the Term Loan Commitments of all Term Lenders, or (b) if the Term Loan Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Term Loans; provided that if there is more than one Term Lender, Requisite Term Lenders shall in any event be at least two (2) Term Lenders.”

“Requisite Term Lender Notice has the meaning set forth in Section 7.6.”

“Requisite Term Lender Event of Default means an Event of Default which has resulted from noncompliance with any covenant or agreement contained in this

Agreement the amendment, waiver or other modification of which would require the consent of the Requisite Term Lenders pursuant to Section 9.2(c).”

“Seventh Amendment to Credit Agreement or Seventh Amendment means that certain Limited Consent and Amendment No. 7 to Credit Agreement, dated as of March    , 2007, by and among the Borrower, the other Credit Parties, the Agent and Lenders.”

“Seventh Amendment Effective Date means the date on which the conditions precedent to the effectiveness of the Seventh Amendment to Credit Agreement are satisfied and the Seventh Amendment to Credit Agreement becomes effective.”

“Term Lenders means those Lenders having a Term Loan Commitment.”

“Term Loan has the meaning ascribed to it in Section 1.1(g).”

“Term Loan Commitment means: (x) (a) as to any Term Lender, the commitment of such Lender to make its Pro Rata Share of the Term Loan as set forth on Annex B or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Term Lenders, the aggregate commitment of all Lenders to make the Term Loan, which aggregate commitment shall be Fifty Million Dollars ($50,000,000) on the Seventh Amendment Effective Date; and (y) after the $50,000,000 Term Loan has been funded by the Term Lenders, (a) as to any Term Lender, the Pro Rata Share of the outstanding principal amount of the Term Loan owing to such Lender and (b) as to all Term Lenders, the aggregate outstanding principal amount of the Term Loan, which shall be Fifty Million Dollars ($50,000,000), as such amount may be reduced, if at all, from time to time in accordance with the Agreement.”

“Term Notes has the meaning ascribed to it in Section 1.1(g).”

2.22.        Annex B (Pro Rata Shares and Commitment Amounts) to the Credit Agreement is hereby amended by deleting such Annex B in its entirety and replacing it with the new Annex B set forth in Exhibit A to this Amendment.

2.23.        Section 6.1(a) (Minimum EBITDA) of Schedule 1 to Annex F (Compliance and Pricing Certificate) of the Credit Agreement is hereby amended by:

(a)           replacing the figure “$160,000,000” appearing opposite the term “Required EBITDA” in such Section 6.1(a) of Schedule 1 to Annex F and replacing it with the figure “$125,000,000”; and

(b)           inserting the following new footnote at the end of such Section 6.1(a) of Schedule 1 to Annex F:

“To the extent the management fees permitted to be paid to (A) THL and/or any THL Affiliates or (B) Evercore and/or any Evercore Affiliates, in accordance with Section 5.8 of the Agreement are accrued rather than paid, such accrued management fees may be considered and included on the line item above for “any other non-cash gains/(losses) (other than non-cash losses relating to write-offs, write-downs or reserves with respect to Accounts and Inventory” for purposes of calculating Minimum EBITDA.”

2.24.        Schedule 1 to Exhibit 6.2(e) to the Credit Agreement is hereby amended by deleting such Schedule 1 in its entirety and replacing it with the new Schedule 1 to Exhibit 6.2(e) set forth in Exhibit B to this Amendment.

2.25.        For the purpose of clarification and notwithstanding anything to the contrary in the Fourth Amendment to Credit Agreement, the terms and provisions set forth in Section 2.5 and Section 2.7 of the Fourth Amendment to Credit Agreement, including the “Step Downs” (as defined in and set forth in the Fourth Amendment to Credit Agreement) and any other adjustments or reductions to the Advance Rate and the Commitments set forth in the Fourth Amendment to Credit Agreement, shall no longer be applicable and shall be of no further force and effect.

2.26.        Additional Joint-Lead Arranger.  Crystal Capital Fund, L.P. is hereby appointed as a Joint-Lead Arranger in respect of the Agreement.

2.27.        Certain Mortgage Matters.  With respect to those mortgaged properties set forth on Exhibit C to this Amendment, within thirty (30) days following the Seventh Amendment Effective Date, which 30-day period may be extended to sixty (60) days by Agent in its discretion, Agent shall have received duly executed and effective date down endorsements to the title policies with respect to each of the Mortgages relating to such mortgaged properties and such other instruments, amendments, agreements and documents as Agent may reasonably request relating to such Mortgages in connection with this Amendment, all in form and substance reasonably satisfactory to Agent.

2.28.        Certain Good Standing Certificates.  Within thirty (30) days following the Seventh Amendment Effective Date Agent shall have received good standing certificates and certificates of qualification to conduct business, each dated a recent date relative to the date of this Amendment and certified by the applicable Secretary of State or other authorized Governmental Authority (1) from the State of New York with respect to USA Direct, LLC, (2) from the District of Columbia and the State of Indiana with respect to Vertis, Inc., and (3) from the State of Connecticut with respect to Webcraft, LLC.

3.             Consents.

3.1.          Notwithstanding any term or provision of the Credit Agreement or any other Loan Document to the contrary, Agent and Lenders hereby consent to the incurrence by the Borrower of the Term Loan in the aggregate principal amount of $50,000,000, as further described in and subject to the terms and provisions set forth in Section 2 above.

3.2.          Notwithstanding any term or provision of the Credit Agreement or any other Loan Document to the contrary, Agent and Lenders hereby consent to a sale-leaseback transaction with respect to the Real Estate currently owned by Webcraft, LLC and located in Chalfont, Pennsylvania (the “Chalfont Sale-Leaseback”) and, in connection therewith, the release of Agent’s Liens on those specific assets of Webcraft, LLC which relate to such Real Estate and are being transferred by Webcraft, LLC to the Chalfont Purchaser (as defined below) upon the closing of and in connection with the Chalfont Sale-Leaseback; provided, that: (i) the Chalfont Sale-Leaseback shall be entered into with a third party purchaser (the “Chalfont Purchaser”) and shall be an arms-length transaction; (ii) on or prior to the date of consummation of the Chalfont Sale-Leaseback, Agent shall have received an opinion, in form and substance satisfactory to Agent, and from outside legal counsel to the Borrower acceptable to Agent, stating that the consummation of the Chalfont Sale-Leaseback does not conflict with any provision of the Existing Security Agreement, the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents, the Mezzanine Debt Documents, the Receivables Indenture or the Receivables Purchase Agreement; (iii) as a condition to the consummation of the Chalfont Sale-Leaseback, Borrower and the other Credit Parties shall obtain a landlord waiver agreement with the Chalfont Purchaser which agreement shall contain a waiver or subordination of all Liens or claims that the Chalfont Purchaser may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Agent; and (iv) the Net Proceeds of the Chalfont Sale-Leaseback shall be applied in accordance with the provisions of Section 1.5 of the Credit Agreement.  At Borrower’s expense, Agent shall execute and deliver such lien release instruments and documents and take such related actions as Borrower may reasonably request to evidence and otherwise effectuate the release of Agent’s Liens on such Real Estate and specific assets of Webcraft, LLC which relate to such Real Estate upon the closing of the Chalfont Sale-Leaseback in accordance with the provisions of this Section 3.2.

4.             Further Assurances.  Each Credit Party shall, from time to time, execute and deliver such agreements, instruments, certificates, reports and other documents and take all such actions as Agent or Lenders at any time may reasonably request to evidence, further document, effectuate or otherwise implement the actions described above in Sections 2 and 3 under the Credit Agreement and/or the other Loan Documents.

5.             Representations and Warranties.  Borrower and Credit Parties, jointly and severally, hereby represent and warrant to Agent and Lenders that:

5.1.          The execution, delivery and performance by Borrower and each of the other Credit Parties of this Amendment have been duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of Borrower and each of the other Credit Parties enforceable against each of them in accordance with its terms, except as the enforcement hereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally or to general principles of equity.

5.2.          The execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby by Borrower and each other Credit Party do not, and will not:

(a)           contravene or conflict with any provision of (i) law, (ii) any judgment, decree or order, or (iii) the certificate or articles of incorporation or by-laws or other constituent documents of Borrower or any other Credit Party; or

(b)           contravene or conflict with, or cause any Lien to arise under, (i) except if such contraventions, conflicts, or Liens do not have and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, any provision of any indenture, agreement, mortgage, lease, instrument or other document binding upon or otherwise affecting Borrower or any Credit Party or any property of Borrower or any Credit Party or (ii) the Security Agreement, the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents or the Mezzanine Debt Documents.

5.3.          Each of the representations and warranties set forth in Section 3 of the Credit Agreement is true, complete and correct as of the date of this Amendment other than in the case of representations and warranties that speak as of a specific date in which case such representations and warranties shall have been true, complete and correct as of such date.  Each Schedule to the Credit Agreement remains true, complete and correct except to the extent set forth in the attached Exhibit D to this Amendment.

5.4.          No Default or Event of Default exists under the Credit Agreement or any other Loan Document or will exist after or be triggered by the execution, delivery and performance of this Amendment or the consummation of the transactions contemplated hereby.  In addition, each of Borrower and each other Credit Party hereby represents, warrants and reaffirms that the Credit Agreement and each of the other Loan Documents remains in full force and effect.

6.             Conditions Precedent to Effectiveness.  The effectiveness of the amendments set forth in Section 2 hereof and the consents set forth in Section 3 hereof are in each instance subject to the satisfaction of each of the following conditions precedent, each in a manner satisfactory to Agent:

6.1.          Amendment.  This Amendment shall have been duly executed and delivered by Borrower, the other Credit Parties, Agent and Lenders.

6.2.          Revolving Lender Fees.  Agent shall have received in cash an amendment fee from Borrower in an amount equal to 0.20% of the aggregate amount of all of the Revolving Loan Commitments, to be distributed by Agent pro rata to the Revolving Lenders.

6.3.          Term Lender Fees.  Crystal Capital shall have received any fees due and payable to Crystal Capital pursuant to and in accordance with the terms of the Crystal Capital Fee Letter.

6.4.          No Default.  No Default or Event of Default shall have occurred and be continuing or would result from the effectiveness of this Amendment or the consummation of any of the transactions contemplated hereby.

6.5.          Consents and Approvals.  Agent shall have received evidence satisfactory to Agent that any necessary consents and approvals to any and all transactions contemplated by this Amendment have been obtained by the Borrower and each other Credit Party.

6.6.          Term Notes.  Each Term Lender shall have received a Term Note dated the date of this Amendment in the amount of such Term Lender’s Term Loan Commitment duly executed by the Borrower.

6.7.          Revolving Notes.  Each Revolving Lender shall have received a new Revolving Note in form and substance satisfactory to Agent dated the date of this Amendment and reflecting such Revolving Lender’s reduced Revolving Loan Commitment pursuant to the terms of this Amendment.

6.8.          Mortgage Matters.  Agent shall have received duly executed and effective date down endorsements to the title policies with respect to each of the Mortgages other than those addressed by Section 2.27 of this Amendment and such other instruments, amendments, agreements and documents as Agent may reasonably request relating to such Mortgages in connection with this Amendment, all in form and substance satisfactory to Agent.

6.9.          Security Interests.  Agent and Lenders shall have received evidence satisfactory to them that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in the Collateral.

6.10.        Lien Search Results.  Agent shall have received lien search results with respect to the Borrower and each other Credit Party (other than Vertis Digital Services Limited) satisfactory in form and substance to Agent.

6.11.        Charters and Bylaws.  Agent shall have received each of Borrower’s and each other Credit Party’s (a) charter (or foreign equivalent) and all amendments thereto, if any, and (b) bylaws or operating agreement, as applicable, together with all amendments thereto, if any.

6.12.        Good Standing Certificates.  Agent shall have received, other than as addressed by Section 2.28 of this Amendment, with respect to each of Borrower and each other Credit Party (other than Vertis Digital Services Limited): (a) good standing certificates in such entity’s state of formation (or foreign equivalent); and (b) good standing certificates and certificates of qualification to conduct business (or foreign equivalent) in each jurisdiction where such entity’s ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the date of this Amendment and certified by the applicable Secretary of State or other authorized Governmental Authority.

6.13.        Resolutions.  Agent shall have received resolutions of Borrower’s and each other Credit Party’s Board of Directors or other applicable body, approving and authorizing the execution, delivery and performance of this Amendment and the transactions to be consummated in connection with this Amendment, each certified by such entity’s corporate secretary or assistant secretary as being in full force and effect without any modification or amendment as of the date of this Amendment.

6.14.        Opinions.  Agent and Lenders shall have received: (a) an opinion of counsel to Borrower, DLA Piper US LLP, with respect to this Amendment, covering such matters as Agent shall reasonably request, in form and substance acceptable to Agent; provided, however, that no opinions relating to Vertis Digital Services Limited shall be required; and (b) an opinion of special counsel to Borrower, Sullivan & Cromwell LLP, with respect to this Amendment, including, without limitation, as to this Amendment and the transactions contemplated hereby not conflicting with any provision of the Security Agreement, the February 2003 Senior Subordinated Debt Documents, the 2002 Senior Debt Documents, the 2003 Senior Secured Debt Documents or the Mezzanine Debt Documents, in form and substance acceptable to Agent.

6.15.        Minimum Borrowing Availability.  After giving effect to the funding of the $50,000,000 Term Loan on the Seventh Amendment Effective Date, Borrower shall have Borrowing Availability of at least $80,000,000 (with accounts payable and taxes being paid in the ordinary course, other than those accounts payable and taxes which are subject to disputes and challenges being pursued in good faith).

6.16.        Miscellaneous.  Agent and Lenders shall have received such other agreements, instruments and documents as Agent or Lenders may reasonably request.

7.             Reference to and Effect Upon the Credit Agreement and other Loan Documents.

7.1.          Full Force and Effect.  Except as specifically provided herein, the Credit Agreement, the Notes and each other Loan Document shall remain in full force and effect and each is hereby ratified and confirmed by all Credit Parties.

7.2.          No Waiver.  The execution, delivery and effect of this Amendment shall be limited precisely as written and shall not be deemed to (i) be a consent to any waiver of any term or condition, or to any amendment or modification of any term or condition (except as specifically provided herein) of the Credit Agreement or any other Loan Document or (ii) prejudice any right, power or remedy which the Agent or any Lender now has or may have in the future under or in connection with the Credit Agreement, the Notes or any other Loan Document.

7.3.          Certain Terms.  Each reference in the Credit Agreement to “this Agreement”, “the Agreement”, “hereunder”, “hereof”, “herein” or any other word or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference in any other Loan Document to the Credit Agreement or any word or words of similar import shall be and mean a reference to the Credit Agreement as amended hereby.

8.             Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or “pdf” shall be as effective as delivery of a manually executed counterpart signature page to this Amendment.

9.             Costs and Expenses.  As provided in the Credit Agreement, Borrower shall pay the fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment (including, without limitation, attorneys’ fees).

10.           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPALS.

11.           Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER:

VERTIS, INC.

By:	/S/ Stephen E. Tremblay
Name: Stephen E. Tremblay
Title:	Chief Financial Officer

GENERAL ELECTRIC CAPITAL
CORPORATION
as Agent, an L/C Issuer and a Lender

By:	/S/ Sandra Claghorn
Duly Authorized Signatory

BANK OF AMERICA, N.A.
as a Lender

By:	/S/ Robert Scalzitt
Name:	Robert Scalzitt
Title:	Vice President

CRYSTAL CAPITAL FUND, L.P.
as a Lender

By: Crystal Capital GP, LLC,	its
General Partner

By:	/S/ Steven Migliero, Jr.
Name:	Steven Migliero, Jr.
Title:	Director

The following Persons are signatory to this Amendment in their capacity as Credit Parties and not as Borrowers:

VERTIS HOLDINGS, INC.

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

VERTIS DIGITAL SERVICES LIMITED

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

ENTERON GROUP LLC

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

WEBCRAFT, LLC

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

USA DIRECT, LLC

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

VERTIS MAILING, LLC

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

WEBCRAFT CHEMICALS, LLC

By:	/S/ Stephen E. Tremblay
Name:	Stephen E. Tremblay
Title:	Chief Financial Officer

EXHIBIT A

to

LIMITED CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

Annex B

to

Credit Agreement

PRO RATA SHARES AND COMMITMENT AMOUNTS

Lender(s)

Revolving Loan Commitment (including a Swing Line Commitment and Alternative Currency Swing Line Commitment collectively of $30,000,000, and an Alternative Currency Revolving Credit Sub-Commitment of $112,500,000) of $145,000,000

General Electric Capital Corporation

Revolving Loan Commitment (including an Alternative Currency Revolving Credit Sub-Commitment of $37,500,000) of $55,000,000	Bank of America, N.A.

Term Loan Commitment of $50,000,000	Crystal Capital Fund, L.P.

EXHIBIT B

to

LIMITED CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

Schedule 1

to

Exhibit 6.2(e) — Form of Borrowing Base Certificate

Vertis, Inc. (Consolidated)

Borrowing Base Certificate

      /        /

(000’s)	MMS		VPS		UK		Total

Accounts Receivable per / / aging
Ineligibles
Past Due (>90 Days Past Invoice Date)
Credits in Past Due (>90 Days Past Invoice Date)
Cross Age (>50% Past Due)
Contra Accounts
Foreign Customers
Government Accounts
Intra-Company Accounts
Bankrupt Accounts
Volume Rebate Reserve
Credit Memo Reserve
Payment Error
Total Ineligibles	$		$		$		$

Eligible Accounts Receivable	$		$		$		$
Advance Rate	85%		85%		85%			85%

Available Accounts Receivable		$0		$0		$0		$0

Reserves: none		$0		$0		$0		$0

Net Available Accounts Receivable		$0		$0		$0		$0

(000’s)							Total

Residual Interest as of / / (as reported in the / / Daily Report)
Accounts Receivable Sold to Securitization

Net Advances Under Securitization
Residual Interest	$
Ineligibles
Ineligible obligors
Ineligibles receivables
Carry cost reserve
Total Ineligible	$

Eligible Residual Interest	$
Advance Rate		65%

Net Residual Interest Available	$

(000’s)	Paper		Ink		Finished Goods		Maint. Parts		Unbilled A/R		Total

Inventory as of / /											$
Ineligibles
Excess Obsolete
Locations < $100M
Cost Test Reserve
Consigned Inventory Reserve
GECFS Reserve (30% of Unbilled A/R)
Total Ineligibles

Eligible Inventory	$		$		$		$		$		$
Advance Rate	65.0%		65.0%		65.0%		65.0%		65.0%		65.0%

Available Inventory	$		$		$		$		$		$

Reserves: none		$0		$0		$0		$0		$0		$0

Net Inventory Availability	$		$		$		$		$		$

Total Current Asset Availability	$		$		$		$		$		$

(000s)	Total

Fixed Assets as of

Machinery & Equipment — Leased Locations
Net Book Value
Net Orderly Liquidation Value
Lesser of (i) 55% of Net Book Value and (ii) 100% of Net Orderly
Liquidation Value

Machinery & Equipment — Owned Locations
Net Book Value
Orderly Liquidation Value In-Place
Lesser of (i) 55% of Net Book Value and (ii) 100% of Orderly
Liquidation Value In-Place

Total Machinery & Equipment Availability

Real Estate (Fair Market Value)
Advance Rate for Real Estate	80%

Total Real Estate Availability

Total Fixed Assets Availability

Reserves:
Assets Purchased under Capital Leases	—
Rent Reserve	$1,700,000
Control Agreements	—

Total Availability
Revolver Commitment	$200,000,000
Lesser of Commitment and Availability
Less: Outstanding Revolving Loan Balance
Less: Letters of Credit

Excess (Deficit) Availability

For the avoidance of doubt, Advance Rates with respect to Fixed Assets shall not be subject to any of the reductions contemplated by the Fourth Amendment to Credit Agreement.

The term “Fair Market Value” for purposes of this Schedule 1 shall mean the value shown with respect to owned real estate of the Borrower and the other Credit Parties in the most recently completed Real Estate Appraisal, if any.

The term “Net Orderly Liquidation Value” for purposes of this Schedule 1 shall mean with respect to eligible machinery and equipment, the aggregate net orderly liquidation value as determined by the most recent Fixed Asset Appraisal (or update thereof), provided by AccuVal Associates, Inc. or other appraisal firm approved by Agent, of the eligible machinery and equipment of the Borrower and the other Credit Parties delivered to Agent pursuant to the Credit Agreement.

The term “Orderly Liquidation Value In-Place” for purposes of this Schedule 1 shall mean with respect to eligible machinery and equipment, the aggregate orderly liquidation value in place thereof as determined by the most recent Fixed Asset Appraisal (or update thereof), provided by AccuVal Associates, Inc. or other appraisal firm approved by Agent, of eligible machinery and equipment of the Borrower and the other Credit Parties delivered to Agent pursuant to the Credit Agreement.

EXHIBIT C

to

LIMITED CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

Certain Mortgaged Properties

6111 Woodlake Center Dr., San Antonio, TX Bexar County

Route 1 & Adams Station North Brunswick, NJ County: Middlesex

1202 Shore Street West Sacramento, CA County: Yolo

EXHIBIT D

to

LIMITED CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT

Schedules

to

Credit Agreement

[See attached]